EXHIBIT INDEX


Exhibit A:  Attachment to item 77C:
   Submission of matters to a vote of security holders.

----------------------------------------------------------------------

Exhibit A

A special meeting of shareholders of Warburg, Pincus Strategic Value Fund, Inc. (The "Fund") was held on October 9, 1998 to consider and act upon a proposal to liquidate the assets of and dissolve the Fund pursuant to a plan of dissolution, liquidation and termination (the "Proposal"). There were 278,820.502 affirmative votes, 4,269.000 abstentions and no negative votes cast with respect to the Proposal.